Exhibit 5.5

	OFFICE ADDRESS	Woluwe Atrium
Neerveldstraat 101-103
ADVOCATEN — AVOCATS		1200 BRUSSELS Belgium
	TELEPHONE	+32 (0)2 743 43 43
	FAX	+32 (0)2 743 43 10
	INTERNET	www.loyensloeff.com

To:	Trinseo Materials Operating S.C.A.

9A, rue Gabriel Lippmann

L-5365 Munsbach

Luxembourg

Trinseo Materials Finance, Inc.

1000 Chesterbrook Boulevard, Suite 3000

Berwyn, Pennsylvania 19312

United States

(the Addressees).

Brussels, 30 September 2013

Dear Madam,

Dear Sir,

We have acted as special Belgian law counsel to the Company (as defined below) in connection with the exchange offer to exchange $1,325,000,000 in principal amount of new 8.750% Senior Secured Notes due 2019 (the Exchange Notes) for $1,325,000,000 in principal amount of outstanding 8.750% Senior Secured Notes due 2019 (the Outstanding Notes).

1	DEFINITIONS AND SCOPE OF OPINION

1.1	Unless otherwise defined herein, capitalised terms and expressions used in this Opinion Letter will have the meaning ascribed to such terms in the Indenture and the Schedules to this Opinion Letter. In addition:

Company means Styron Belgium BVBA, a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid/société à responsabilité limitée) having its registered office (maatschappelijke zetel/siege social) at Havenlaan 7, 3980 Tessenderlo and registered under nr. BE 0820.679.188 RPR/RPM Hasselt.

Corporate Documents means, collectively, the documents referred to in Schedule 1 (Corporate Documents) to this Opinion Letter.

Burgerlijke vennootschap met handelsvorm/ Société civile à forme commerciale Loyens & Loeff CVBA/SCRL, Neerveldstraat 101-103 Rue Neerveld, 1200 Brussel/Bruxelles, België/Belgique. RPR Brussel/RPM Bruxelles 0821.233.870 - IBAN: BE83 7350 2462 1315 - BIC: KREDBEBB. Subject to further restrictions, the liability of the company and of its lawyers is limited to the amounts paid out under its liability insurance. Any legal relationship with the company is governed by Belgian law and is subject to the exclusive jurisdiction of the courts of Brussels.

AMSTERDAM  —  ARNHEM   —  BRUSSELS  —  EINDHOVEN  —   LUXEMBOURG  —  ROTTERDAM  —  ARUBA

CURACAO  —  DUBAI   —  FRANKFURT  —  GENEVA  —  LONDON   —  NEW YORK  —  PARIS  —   SINGAPORE  —  TOKYO  —  ZURICH

1/11

Indenture means the indenture relating to the issuance of the Outstanding Notes, dated 29 January 2013 between Trinseo Materials Operating S.C.A. and Trinseo Materials Finance, Inc. as the Companies, certain Guarantors, and Wilmington Trust, National Association as Trustee and Collateral Agent, as supplemented most recently on 16 September 2013 by way of a third supplemental indenture.

Opinion Documents means, collectively, the documents referred to in Schedule 2 (Opinion Documents) to this Opinion Letter.

Opinion Letter means this Opinion Letter as issued on the date hereof.

Parties means all parties, including the Company to the Opinion Documents.

Registration Statement means a form S-4 registration statement under the United States Securities Act of 1933, governed by the laws of the United States, as filed with the Securities and Exchange Commission on 30 September 2013, relating to an offer to exchange the Exchange Notes for the Outstanding Notes.

1.2	In this Opinion Letter, Belgian legal concepts are expressed in English terms and not in their original Dutch or French terms. These Belgian legal concepts may not be identical to those described by the nearest equivalent English terms as they are understood and applied under the law of other jurisdictions.

1.3	For the purpose of this Opinion Letter, we have only reviewed the Opinion Documents and the Corporate Documents. The Opinion Documents were reviewed by us for the limited and exclusive purpose of giving the opinions expressed herein. We have not reviewed any other documents or made any other inquiries, save as expressly stated in this Opinion Letter. Nothing in this Opinion Letter should be construed as implying that we are familiar with the affairs of the Company.

1.4	We are only competent to express opinions on issues of Belgian law and we express no opinion on any law other than Belgian law, in full force and effect and as published on the date hereof and as applied by Belgian courts on the date hereof. We will not take into account any new or retroactive legislation which, when introduced, may, in any way, affect or prejudice any opinion given in this Opinion Letter. There is no intention on our part to amend or update this Opinion Letter in the event of changes after the date hereof with respect to any matters described in this Opinion Letter or in any Belgian laws or regulations relevant to the opinions given in this Opinion Letter.

1.5

This Opinion Letter is strictly limited to the matters addressed herein and is not to be used or extended by implication to any other matter, whether in connection with the Opinion Documents, any of them or otherwise. In particular, we do not express any opinion as to (i) any matters of fact (including any corporate interest considerations); (ii) the legal, valid,

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binding and enforceable character of the Opinion Documents under all applicable laws, including the laws of Belgium; (iii) the accounting treatment of the transactions contemplated by the Opinion Documents; (iv) the conformity of Belgian law with European Union law and the consequences of any non-conformity; (v) public international law and the rules promulgated under or by any treaty, treaty organisation or supra-national organisation, except to the extend directly applicable in Belgium; (vi) Belgian or European competition or public procurement law and (vii) any matters of direct or indirect taxation.

2	ASSUMPTIONS

For the purposes of the opinions expressed in this Opinion Letter, we have assumed and not verified:

Accuracy of documents

2.1	the genuineness of all signatures, seals and stamps, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

Corporate status

2.2	the reliability and accuracy on the date hereof of (i) all search results obtained by electronic data transmission, (ii) any printed or computer search of offices of public record, (iii) the Belgian Official Gazette Extracts, and (iv) the Certificate of Non-Insolvency;

2.3	that no action has been taken by the Company requiring publication which has not yet been published in the Belgian Official Gazette Extracts;

2.4	that the Deed of Incorporation refers to a valid notarial deed (authentieke akte/acte authentique), the content of which is complete and accurate, which is not void or otherwise affected by any defects for which a court might declare the Company null and void;

2.5	that the information recorded in the Articles of Association is correct and that since the date of the Articles of Association there have been no further amendments to the articles of association of the Company (although not constituting conclusive evidence, this assumption is supported by the Belgian Official Gazette Extracts);

2.6	that since the date of its incorporation, the Company has (i) its principal establishment (as determined in accordance with article 4 of the Belgian International Private Law Code) in Belgium, and (ii) its centre of main interest (as determined in accordance with Council Regulation EC no 1346/2000 of 29 May 2000 on insolvency proceedings) in Belgium;

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2.7	that none of the Parties to the Opinion Documents have been declared bankrupt (faillissement/faillite), or have not filed a request to obtain a judicial composition (gerechtelijk akkoord/concordat judiciaire) or a judicial reorganisation (gerechtelijke reorganisatie/réorganisation judiciaire) (although not constituting conclusive evidence, as far as Belgian insolvency and judicial reorganisation proceedings with respect to the Company are concerned, this assumption is supported by the Certificate of Non- Insolvency and by the Belgian Official Gazette Extracts);

2.8	that none of the Parties is subjected to any other non-Belgian insolvency proceedings, including but not limited to those listed in Annex A of Council Regulation (EC) no 1346/2000 of 29 May 2000 on insolvency proceedings as amended from time to time;

2.9	that the Company has not been dissolved, merged or split up since the date of its incorporation (although not constituting conclusive evidence, this assumption is supported by the Belgian Official Gazette Extracts);

2.10	that the Company has not been dissolved by an extra-ordinary shareholders’ meeting which has not yet been published, nor has, for that purpose, any third party claim in dissolution been made or meeting been called; that no situation has arisen (other than the decrease of the net assets of the Company below 25% of its share capital and below EUR 6,200, as reflected in the published annual accounts of the Company in respect of the financial year as per 31 December 2011) which could give rise to such meeting being convened or to a claim being made by a third party;

2.11	that the Company is not listed on a stock exchange nor has made any public offering;

Corporate Formalities

2.12	that (i) the Board Minutes truly and accurately reflect what was deliberated, adopted and resolved at the relevant meeting and (ii) that the relevant resolutions (including any powers of attorney) were duly adopted, have not been revoked, amended or declared null and void and remain in full force and effect on the date of this Opinion Letter;

2.13	that none of the directors of the Company had a direct or indirect economic interest which conflicted with the decisions of, or with the transactions to be approved by, the directors of the Company, when the resolutions set forth in the Board Minutes were adopted;

Other assumptions

2.14	the legality, validity and enforceability of the Opinion Documents under all applicable laws, including the laws of Belgium and the governing law of the Opinion Documents;

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2.15	that all individuals acting on behalf of the Parties in relation to the entering into the Opinion Documents had factual capacity (feitelijke bekwaamheid/capacité physique) and legal capacity (juridische bekwaamheid/capacité juridique) and no given consent is vitiated (wilsgebreken/vices de consentement);

2.16	that there is no unpublished case law in Belgium that affects the opinions given in this Opinion Letter;

2.17	that there are no dealings, agreements or arrangements, actions or events between, by or involving any of the Parties which terminate, modify or supersede any of the terms of the Opinion Documents, or which otherwise affect the opinions given in this Opinion Letter;

2.18	that the Opinion Documents were entered into (i) with the intent of pursuing profit, (ii) to serve the Company’s corporate purpose and (iii) within the Company’s corporate interest;

2.19	that the Opinion Documents (i) do not infringe public policy or moral standards and (ii) is entered into for commercial purposes and without any fraudulent intent; and

2.20	that the proceeds of the Exchange Notes are not applied towards or have not facilitated the direct or indirect acquisition of the shares of the Company.

3	OPINIONS

Based upon the foregoing and subject to (i) any factual matters or documents not disclosed to us in the course of our investigation, (ii) the qualifications, reservations and (iii) the terms and conditions stated hereafter, we are of the opinion that:

3.1	the Company has been validly incorporated and is validly existing as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid/société à responsabilité limitée);

3.2	the execution and the performance by the Company of the Indenture has been authorised by all requisite corporate action on the part of the Company;

3.3	the Company was validly represented when it executed the Indenture;

3.4	the execution of the Indenture by the Company does not and will not result in any breach of the provisions of the Articles of Association of the Company or any provisions of Belgian law applicable to Belgian limited liability companies generally; and

3.5	in the light of 3.2, 3.3 and 3.4, the Company has the corporate power and capacity to enter into the Indenture.

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4	QUALIFICATIONS AND RESERVATIONS

The opinions expressed in this Opinion Letter are subject to the following qualifications and reservations.

4.1	Under Belgian Company law, a company may only enter into transactions which are in its corporate interest. The question of whether or not a transaction contemplated by the Opinion Documents is in the Company’s corporate interest, is largely dependent on factual considerations and the responsibility for such assessment is that of the managers of the Company. We cannot, therefore, express any opinion as to whether the transactions under the Opinion Documents are in the corporate interest of the Company. If any such transaction is subsequently held to be contrary to the Company’s corporate interest, it could, under certain conditions, be held to be null and void.

4.2	Under Belgian company law, any interested party may demand that the court orders the winding up of a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid/société privée à responsabilité limitée), if the net assets of such company have decreased below EUR 6,200. The court may, as the case may be, grant the company a certain delay to improve its position. A party claiming the dissolution of a company based on the above, must demonstrate a legitimate interest. As reflected in the published annual accounts of the Company in respect of the financial year as per 31 December 2011, the Company’s net assets have decreased below EUR 6,200.

4.3	The filing of a request for judicial reorganisation (gerechtelijke reorganisatie/réorganisation judiciaire) or the initiation of any bankruptcy or other insolvency proceedings under Belgian law is not published in the Belgian Official Gazette. Only an extract of the judgement which grants a judicial reorganisation (gerechtelijke reorganisatie/réorganisation judiciaire) or declares a bankruptcy will be published in the Belgian Official Gazette, with a certain delay. Moreover, certain reorganisation measures approved by the court in the framework of a judicial reorganisation (gerechtelijke reorganisatie/réorganisation judiciaire) are not subject to any publication formalities in the Belgian Official Gazette.

4.4	In principle, a power of attorney or proxy can be revoked by the principal at any time without prior notice or justification. A power of attorney or proxy can however be made irrevocable, provided that it is limited in time. The termination of an irrevocable power of attorney or proxy can give rise to damages. Any appointment of an attorney or proxy may be limited in cases of conflict of interest between the principal and the attorney-in-fact or proxy-holder and terminates, in principle, upon the bankruptcy or liquidation of the principal.

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4.5	The term “execution” is not a recognised legal concept under Belgian law. Under Belgian law the signature of a party entering into an agreement is sufficient to create contractual rights and obligations.

4.6	The opinions expressed herein may be further affected or limited by, and the validity and enforceability of the Opinion Documents be subject to, the provisions of any applicable bankruptcy, insolvency, judicial reorganisation, fraudulent conveyance, suspension of payments and/or other similar laws of any jurisdiction and of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally.

5	TERMS AND CONDITIONS

5.1	This Opinion Letter is addressed to and intended to be for the exclusive attention of the Addressees within the scope of its capacity as Addressees as described above, and may only be relied upon by the Addressees in connection with the transactions to which the Opinion Documents relate. It may not be relied upon by any other person, other than as provided under 5.2 of this Opinion Letter.

5.2	This Opinion Letter may be relied on by Reed Smith LLP in connection with its opinion dated the date hereof filed as Exhibit 5.1 to the Registration Statement.

5.3	This Opinion Letter is rendered to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the United States Securities Act of 1933. This Opinion Letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the United States Securities Act of 1933, and no opinions may be inferred or implied beyond the matters expressly stated herein.

5.4	We consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement. We also consent to the reference of our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

5.5	This Opinion Letter is issued by Loyens & Loeff CVBA/SCRL. Any persons who are involved in the services provided by or on behalf of Loyens & Loeff CVBA/SCRL cannot be held liable in any manner whatsoever. Our liability is limited to any amount paid out under our professional liability insurance policy (details of which can be obtained on www.loyensloeff.com).

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5.6	This Opinion Letter is governed by Belgian law.

5.7	The courts of Brussels have exclusive jurisdiction to settle any dispute arising out of or in connection with this Opinion Letter.

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Yours sincerely,

On behalf of Loyens & Loeff CVBA/SCRL

Director	Director

*BVBA/SPRL	*BVBA/SPRL

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Schedule 1

CORPORATE DOCUMENTS

1	A copy of the deed of incorporation of the Company of 13 November 2009, as published in the Belgian Official Gazette Extracts on 30 November 2009 under number 0167981 (the Deed of Incorporation);

2	A copy of the articles of association of the Company of 21 December 2012, following an amendment to the articles of association before notary public Denis Deckers on 21 December 2012 (the Articles of Association);

3	All publications in the Belgian Official Gazette and its annexes until the business day before this Opinion Letter in respect of the Company (the Belgian Official Gazette Extracts);

4	A copy of the executed minutes of the meeting of the board of managers of the Company held on 29 January 2013, on 10 May 2013 and on or about 18 September 2013 (the Board Minutes); and

5	Written confirmation obtained from the clerk’s office of the commercial court of Hasselt confirming that the Company has not been declared bankrupt or entered into judicial reorganisation of 18 September 2013 (the Certificate of Non-Insolvency).

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Schedule 2

OPINION DOCUMENTS

1	An executed copy of the Indenture; and

2	An executed copy of the Registration Statement.

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